Exhibit 14

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Financial Statements and Experts” and to the use of our reports on Dreyfus Premier Technology Growth Fund dated October 11, 2002, and Dreyfus Premier NexTech Fund dated June 4, 2002, which are incorporated by reference, in this Registration Statement (Form N-14 No. 811-7123) of Dreyfus Growth and Value Funds, Inc.

ERNST & YOUNG LLP

New York, New York
April 30, 2003